Exhibit 10.1

AMENDMENT TO

EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

This Amendment to the Executive Chairman Employment Agreement (this “Amendment”) is entered into on this 7th day of July, 2025, by GEORGE C. ZOLEY (“Zoley”) and THE GEO GROUP, INC. (“GEO”).

RECITALS:

WHEREAS, effective as of July 1, 2021, the Zoley and GEO entered into the Executive Chairman Employment Agreement (the “Agreement”);

WHEREAS, Zoley and GEO desire to amend the Agreement to extend the period of Zoley’s Term as the Executive Chairman of GEO from the prior end date of June 30, 2026 to April 2, 2029, and modify the terms relating to the Base Salary, Bonus and Equity Award provided under the Agreement during the period from the effective date of this Amendment to the end of Zoley’s Term of Employment.

NOW, THEREFORE in consideration of the foregoing recitals, and the affirmation of the existing mutual promises and covenants contained in the Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Zoley and GEO agree as follows;

1. The recitals set forth above are true and correct.

2. Capitalized terms used in this Amendment, including in the recitals set forth above, which are not otherwise defined herein, shall have the meanings given to such terms in the Agreement.

3. The effective date of this Amendment shall be July 7, 2025. For the avoidance of doubt, no term of this Amendment shall have any effect prior to such effective date.

4. Section 1 of the Agreement shall be amended to add the following paragraph after the first (current) paragraph:

“Effective July 7, 2025, and subject to the terms of this Agreement, the last day of Zoley’s Term shall be extended to April 2, 2029, subject to earlier termination pursuant to Section 4 hereof.”

5. Effective July 7, 2025, Section 3 of the Agreement shall be amended to read in its entirety as follows:

“During the Term, Zoley shall be paid an initial base salary of one million one hundred and forty-seven thousand three hundred and sixty-three dollars ($1,147,363) per annum (the “Base Salary”), shall be eligible to receive a target annual performance award equal to 150% of his Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Board (the “Bonus”) and shall receive an annual equity incentive award with a grant date fair value equal to 150% of his Base Salary (the “Equity Award”), provided that such annual Equity Award shall not have a grant date fair value less than the fair value of the annual equity award granted to any current or former executive officer of GEO. In addition, Zoley shall be entitled to the compensation and benefits provided under the Amended and Restated Executive Retirement Agreement between Zoley and GEO, dated May 27, 2021. Zoley, his spouse, and qualifying members of his family will be eligible for and will participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of GEO, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of GEO now existing or that may be later adopted by GEO, as well as the “Fringe Benefits” as such term is defined in the Separation Agreement (collectively, the “Executive Benefits”). During the Term, GEO shall pay or reimburse Zoley for all reasonable business-related expenses that he incurs in performing his duties and responsibilities under this Agreement.”

6. Except as amended and modified hereby, all the terms, provisions and conditions of the Agreement are hereby ratified and affirmed and shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and entered into as of the date and year first above written.

George C. Zoley

/s/ George C. Zoley

Date:	7/7/25

The GEO Group, Inc.

By:	/s/ Jack Brewer
Title: Chairman, Compensation Committee
Printed Name: Jack Brewer

Date:	7/7/25

4